Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Investor Information: 877-934-4687 investor@kratosdefense.com

FOR IMMEDIATE RELEASE

KRATOS DEFENSE & SECURITY SOLUTIONS ANNOUNCES THIRD QUARTER 2009 FINANCIAL
RESULTS

•                  Revenues of $86.1 million increase 10.5% over previous year third quarter

•                  Net Income of $2.7 million or $.19 EPS

•                  Third quarter cash flow generated from operations $9.9 million

•                  Pro forma EBITDA of $6.4 million, EBITDA margin rate of 7.4%

•                  Derivative Lawsuit Settlement Reached and other Legacy Legal Matters closed with no material financial impact to the Company

SAN DIEGO, CA, November 3, 2009 — Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), a leading national defense, IT and security solutions provider, today reported third quarter 2009 revenues of $86.1 million, a 10.5 percent increase over third quarter 2008 revenues.  Third quarter 2009 pro forma EBITDA of $6.4 million or 7.4% of revenues, increased 8.5 percent over the previous year’s third quarter pro forma EBITDA of $5.9 million, or 7.6% of revenues.  Kratos’ Government Solutions business segment, where Kratos primarily performs its Department of Defense and National Security work, generated third quarter pro forma EBITDA of 8.6%.   Third quarter cash flow generated from operations was $9.9 million, and the Company has generated total cash flow from operations of approximately $23.2 million for the first 9 months of 2009, which includes the reduction of DSOs from 107 to 85 days.

As of September 27, 2009, the Company has paid down its total bank debt to approximately $56.5 million, down from $75.3 million at the end of the second quarter.  Net debt at the end of the third quarter was $46.6 million, comprised of debt of $57.5 million, less cash on the balance sheet of $10.9 million.

The Company reported total backlog of approximately $620 million at September 27, 2009, and a qualified bid and proposal pipeline of $1.6 billion.

Third quarter revenues include contributions from the Digital Fusion, Inc. (DFI) acquisition, which was completed in December 2008.  Revenue increases were offset somewhat by reductions in the Company’s commercial and public safety & security system integration business, which have been negatively impacted by the current adverse economic environment, as well as the planned and anticipated reductions of small business and other set aside contract work from previously acquired companies, pass through work and other contract work in the Company’s Government Solutions segment.

Eric DeMarco, President and Chief Executive Officer, said “The Company continues to make progress against our previously stated objectives and business plan.  We are particularly proud of the $9.9 million in operating cash flow the business generated during the third quarter, which is representative of a very high quality of earnings and overall operational performance that Kratos is currently achieving.  Additionally, the Company achieved solid EPS and EBITDA, and we currently expect overall 2010 EBITDA margins to improve over 2009.”

Kratos’ contractual and operational highlights during the quarter included:

•                  Award of a contract valued at $43 million for Space and Missile Defense Technology Development.  Certain of the work Kratos will be performing under this contract includes:

•                  Unmanned System and other Airframe Technologies work, including as related to Sensors and Weapons Platforms

•                  Advanced Electro Optical and Infra Red (EO/IR) Sensor work

•                  Modeling & Simulation work specifically related to ISR, EO/IR and certain Seekers.

•                  Active Participation, including Certain Hardware Deliverables, to the successful August Ballistic Missile Defense Test Stellar Avenger

•                  Recognition among the top U.S. Public Safety & Security Systems Integrators

Since the end of the second quarter, the Company has reached a Settlement, subject to final documentation and approval, of the derivative lawsuits which have been outstanding since 2004, related to businesses previously discontinued and divested by the Company.  Additionally, the Company also has recently been informed that the stock option backdating investigation by the U.S. Attorney’s Office is now officially closed.  Neither the settlement of the derivative lawsuits or the official completion of the stock option investigation is expected to have any material impact, financial or otherwise, to the Company.

DeMarco concluded “The settlement of the derivative matter, and the official closing of the stock option backdating investigation will bring to closure the last of the major legacy matters for the Company, and mean that both a significant management distraction and a significant cost element, primarily in attorneys fees related to these matters will be gone in 2010”.

Conference Call

There will be an analyst and investor conference call conducted by the Kratos management team to discuss the third quarter 2009 financial results today at 2:00 p.m., Pacific Time/5:00 p.m. Eastern Time.  The live discussion can be accessed via webcast on the Internet at www.kratosdefense.com.  There will be a replay of the webcast available on the website for those shareholders and analysts who are unable to listen to the live call.

The financial results included in this release are unaudited.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) provides mission critical engineering, IT services and war fighter solutions for the U.S. federal government and for state and local agencies. Principal services include C4ISR, weapon systems sustainment, military weapon range operations and technical services, network engineering services, information assurance and cyber security solutions, security and surveillance systems, and critical infrastructure design and integration. The Company is headquartered in San Diego, California, with resources located throughout the U.S. and at key strategic military locations. News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements

This news release and filing contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future financial performance, bid and proposal pipeline, performance of key contracts, market developments and timing and impact of anticipated lawsuit settlement. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that our cost cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); failure to successfully consummate acquisitions or integrate acquired operations and competition in the marketplace which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; and risks that the current economic environment will adversely impact our business. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 28, 2008, and in other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including EBITDA and pro forma EBITDA, are considered non-GAAP financial measures.  Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance and capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Kratos Defense & Security Solutions

Unaudited Consolidated Statements of Operations

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008

Revenues	$86.1	$77.9	$259.3	$212.9

Cost of revenues	68.4	60.7	207.0	171.0
Gross profit	17.7	17.2	52.3	41.9

Selling, general and administrative expenses	11.4	11.4	34.0	30.1
Recovery of unauthorized issuance of stock options, stock option investigation & related fees, and settlement of derivative litigation	(0.5)	(1.0)	(0.2)	(1.6)
Impairment of goodwill	—	—	41.3	—
Research and development	0.4	0.5	1.3	0.5
Impairment of assets and adjustment to the liability for unused office space	—	0.3	0.6	(0.3)
Depreciation	0.4	0.4	1.3	1.2
Amortization of intangible assets	1.5	1.3	4.4	3.5
Operating income (loss)	4.5	4.3	(30.4)	8.5
Interest expense, net	(2.2)	(2.7)	(7.7)	(7.5)
Other income (expense), net	—	(0.2)	(0.2)	0.7
Income (loss) from continuing operations before income taxes	2.3	1.4	(38.3)	1.7
Provision (benefit) for income taxes	(0.1)	0.5	0.5	1.4
Income (loss) from continuing operations	2.4	0.9	(38.8)	0.3
Income (loss) from discontinued operations, net of taxes	0.3	(1.1)	(3.1)	(1.6)
Net income (loss)	$2.7	$(0.2)	$(41.9)	$(1.3)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.17	$0.08	$(2.94)	$0.03
Income (loss) from discontinued operations, net of taxes	0.02	(0.10)	(0.23)	(0.18)
Net income (loss)	$0.19	$(0.02)	$(3.17)	$(0.15)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.17	$0.08	$(2.94)	$0.03
Income (loss) from discontinued operations, net of taxes	0.02	(0.10)	(0.23)	(0.17)
Net income (loss)	$0.19	$(0.02)	$(3.17)	$(0.14)

Weighted average common shares outstanding
Basic	13.9	10.6	13.2	8.9
Diluted	14.2	10.9	13.2	9.2
EBITDA (1)	$6.4	$5.9	$18.7	$12.9

Note: (1) EBITDA is a non-GAAP measure defined as GAAP net income (loss) plus (minus) the income (loss) from discontinued operations, interest expense, net other income (expense) related to SWAP instruments, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets, impairment of goodwill, stock option investigation and related fees and recovery of unauthorized issuance of stock options and the adjustment to the liability for unused office space and derivative settlement.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity.  Please refer to the following table that reconciles GAAP net income to EBITDA.

Reconciliation of Net income (loss) to EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008

Net income (loss)	$2.7	$(0.2)	$(41.9)	$(1.3)
(Income) loss from discontinued operations	(0.3)	1.1	3.1	1.6
Impairment of goodwill	—	—	41.3	—
Interest expense, net	2.2	2.7	7.7	7.5
Other (income) expense related to SWAP instruments	—	0.2	0.2	(0.4)
Provision (benefit) for income taxes	(0.1)	0.5	0.5	1.4
Depreciation	0.5	0.6	1.9	1.7
Stock compensation	0.4	0.4	1.1	0.8

Recovery of unauthorized issuance of stock options, stock option investigation & related fees, and settlement of derivative litigation	(0.5)	(1.0)	(0.2)	(1.6)
Impairment of assets and adjustment to the liability for unused office space	—	0.3	0.6	(0.3)
Amortization of intangible assets	1.5	1.3	4.4	3.5

EBITDA	$6.4	$5.9	$18.7	$12.9

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Kratos Defense & Security Solutions

Unaudited Segment Data

(in millions)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008
Revenues:
Government Solutions	$79.0	$67.9	$236.6	$182.0
Public Safety & Security	7.1	10.0	22.7	30.9
Total revenues	$86.1	$77.9	$259.3	$212.9

Operating income (loss) from continuing operations:
Government Solutions	$4.9	$3.5	$(27.8)	$6.1
Public Safety & Security	(0.5)	0.5	(1.3)	1.3
Other activities	0.1	0.3	(1.3)	1.1
Total operating income (loss) from continuing operations	$4.5	$4.3	$(30.4)	$8.5

Note: Other activities in 2008 include stock compensation expense, a benefit from insurance proceeds received for items previously expensed, and a benefit related to a change in estimate for the Company's unused office space. Other activities in 2009 include stock compensation expense, an expense related to a change in estimate for the Company's unused office space and a benefit from the estimated settlement of the derivative lawsuits.  The operating loss for the Government Solutions segment for the nine months ended September 27, 2009 includes a $41.3 million goodwill impairment charge.

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